800 King Street P.O. Box 231 Wilmington, DE 19899 Tel (302) 429-3526 Fax (302) 429-3801 kjemge@pepcoholdings.com
Kirk J. Emge General Counsel

    November 10, 2008

Atlantic City Electric Company
800 King Street
Wilmington, Delaware 19899

Ladies and Gentlemen:

I am General Counsel of Atlantic City Electric Company, a New Jersey corporation (the “Company”), and have acted as counsel to the Company in connection with the offer and sale by the Company of $250,000,000 in aggregate principal amount of First Mortgage Bonds, 7.75% Series due November 15, 2018 (the “Securities”) under and pursuant to:

(i)       a Registration Statement on Form S-3 (Registration No. 333-145691-01) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which was automatically effective upon filing with the Securities and Exchange Commission (the “Commission”) on August 24, 2007;

(ii)       the base prospectus, dated as of August 24, 2007 (the “Base Prospectus”);

(iii)      the preliminary prospectus, consisting of the Base Prospectus, as supplemented by a prospectus supplement, dated November 6, 2008, with respect to the offer and sale of the Securities, filed with the Commission on November 6, 2008, pursuant to Rule 424(b) under the Act;

(iv)      the final prospectus, dated November 6, 2008, consisting of the Base Prospectus, as supplemented by a prospectus supplement, dated November 6, 2008, with respect to the offer and sale of the Securities, filed with the Commission on November 7, 2008, pursuant to Rule 424(b) under the Act; and

(v)       the Purchase Agreement, dated November 6, 2008, between the Company and J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Greenwich Capital Markets, Inc., for themselves and as representatives of the other underwriters named in Schedule A thereto (the “Purchase Agreement”).

The Securities will be issued pursuant to Mortgage and Deed of Trust, dated as of January 15, 1937, from the Company to The Bank of New York Mellon (formerly known as The Bank of New York (formerly known as Irving Trust Company)), as trustee (the “Trustee”), as amended and supplemented by various supplemental indentures (such Mortgage and Deed of Trust, as so amended and supplemented, the “Mortgage”).

In connection with this opinion, I, or my representatives, have examined originals, or copies certified or otherwise identified to my or their satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion.  In such examination, I or my representatives have assumed the genuineness of all signatures, the authenticity of all documents submitted to me or them as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents.  As to any facts material to my opinion, I have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company’s representatives.

Based upon the foregoing I am of the opinion that the Securities have been duly authorized for issuance and, when executed by the Company and authenticated by the Trustee in the manner provided in the Mortgage and delivered against payment of the purchase price therefor set forth in the Purchase Agreement, will be duly and validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the Registration Statement and to the reference to my name under the heading “Legal Matters” in the Prospectus.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

  /s/ KIRK J. EMGE

Kirk J. Emge, Esq.